Exhibit 107
EX-FILING FEES
Calculation of Filing Fee Tables
424(b)(5)
(Form Type)
TAKE-TWO INTERACTIVE SOFTWARE, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock of Take-Two Interactive Software, Inc., par value $.01 per share	Rule 457(o) and 457(r)	5,462,500(1)	$225.00	$1,229,062,500	0.0001531	$188,169.47

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—

	Total Offering Amounts							$188,169.47

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$188,169.47

(1)	Includes 712,500 shares of common stock of the registrant issuable upon exercise of the underwriters’ option to purchase additional shares of common stock.
(2)
The filing fee is calculated in accordance with 457(r) of the Securities Act of 1933, as amended. In accordance with Rule 456(b) and 457(r) of the Act, the registrant initially deferred payment of all of the registration fee for Registration Statement No. 333-284748 filed on February 7, 2025.

This registration fee table shall be deemed to update the “Calculation of Registration Fee Tables” in the Company’s Registration Statement on Form S-3 (File No. 333-284748) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.